Exhibit 99.1

RLI increases regular dividend for 50Th consecutive year

PEORIA, ILLINOIS, February 13, 2025 -- RLI Corp. (NYSE: RLI) – RLI Corp. announced today its Board of Directors has declared a first quarter regular cash dividend of $0.15 per share, a 3.4% increase over the prior quarter. The dividend is payable on March 20, 2025, to shareholders of record as of February 28, 2025.

RLI has increased dividends in each of the last 50 years. The company’s dividend yield would be 0.80% based on the $0.60 indicated annual dividend and yesterday’s closing stock price of $74.63.

“We are proud to announce our 50th consecutive year of increasing shareholder dividends,” said RLI Corp. President & CEO Craig Kliethermes. “This milestone reflects our commitment to delivering long-term value to our shareholders and highlights the strength of RLI’s business model.”

ABOUT RLI

RLI Corp. (NYSE: RLI) is a specialty insurer serving niche property, casualty and surety markets. The company provides deep underwriting expertise and superior service to commercial and personal lines customers nationwide. RLI’s products are offered through its insurance subsidiaries RLI Insurance Company, Mt. Hawley Insurance Company and Contractors Bonding and Insurance Company. All of RLI’s subsidiaries are rated A+ “Superior” by AM Best Company. RLI has paid and increased regular dividends for 50 consecutive years and delivered underwriting profits for 29 consecutive years. To learn more about RLI, visit www.rlicorp.com.

MEDIA CONTACT
Aaron Diefenthaler
Chief Investment Officer & Treasurer
309-693-5846
Aaron.Diefenthaler@rlicorp.com

###